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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated April 26, 1995 with respect to the consolidated financial statements and schedule of The Continuum Company, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1995 filed with the Securities and Exchange Commission, in the Joint Proxy Statement/Prospectus of The Continuum Company, Inc. that is made a part of the Registration Statement (Form S-4) of The Continuum Company, Inc. for the registration of its common stock to be issued in connection with the Merger of Hogan Systems, Inc.

                                            /s/  ERNST & YOUNG LLP

Austin, Texas
December 20, 1995